EXHIBIT 99.1

For immediate release.	Contact:	Michael Martens 913-307-1070

Mediware Increases Revenue and Earnings in Strong Third Quarter

New military health contracts and an acquisition add to growing backlog; conference call scheduled for today at 10:00 a.m. EDT, 9:00 a.m. CDT

LENEXA, KS May 3, 2011 -- Mediware Information Systems, Inc. (Nasdaq: MEDW), a provider of comprehensive healthcare software solutions for blood, medication and performance management, reported total revenue of $13.8 million for the third quarter of FY 2011, an eight percent increase over the $12.8 million reported in the comparable quarter in fiscal 2010. Net income for the quarter increased to $1.4 million, a 57 percent increase from the $0.9 million reported in the comparable quarter of fiscal 2010.

Commenting on the quarter, Mediware president and chief executive officer, Thomas Mann, said: “New sales for our blood management product line drove very solid results for the quarter and I’m pleased with our overall performance. I believe we have the right mix of revenue, expense and investment to have a solid finish to the year.

“During the quarter we disclosed several new initiatives that will support our business in the future. These include multiple blood management contracts to support the Military Health System which we expect to combine for more than $10 million in software and services over the next two years. We also announced an additional acquisition to expand our Alternate Care Solutions product line and customer base. Together these actions represent momentum for our business and are expected to support revenue and earnings in future quarters.”

Among the quarter’s financial highlights:
•	Total revenue of $13.8 million set a new quarterly revenue record.
•	Operating income increased to $2.2 million compared to $1.3 in the year ago quarter.
•	Earnings per share increased to $0.17 from the $0.11 reported in the year ago quarter.
•	Cash increased to $30.1 million.

Other highlights announced during the quarter included:
•	An October contract award to supply the Military Health System LifeTrak software and services for $4.3 million.
•	A March contract award to supply the Military Health System HCLL Transfusion software for $5.8 million.
•	The acquisition of the assets of CareCentric National, LLC for $3.0 million.

“An exciting component of our new military health contracts is the extent of the capabilities included in the contracts,” continued Mr. Mann. “In addition to licensing our core LifeTrak donor management system and HCLL Transfusion systems, the MHS will deploy our InSight performance management system as well as the KnowledgeTrak e-learning and compliance management system. Both of these products are the result of previous acquisitions and demonstrate the customer’s recognition of the importance of a broader blood management solution.”

The Company will host a teleconference at 10:00 am Eastern Time (9:00 am Central Time) that day to present the results.  There will be a question-and-answer session directly following the presentation. To access the conference call discussing the company’s results, please call (866) 601-3860 (internationally use 706-643-4553). The conference ID for the call is 59010635.

A replay of the call will be available after the call’s completion for 5 days at 800-642-1687 (direct dial 706-645-9291). The conference ID required for accessing the playback is 59010635.  After 5 days, the replay will be available in the investor relations section of the company’s web site: www.mediware.com.

Third Quarter Fiscal 2011 Operating Statement Highlights (in thousands) (unaudited):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010

System Sales	$3,360	$2,525	$9,594	$7,739
Services	$10,414	$10,281	$29,953	$26,627
Total Revenue	$13,774	$12,806	$39,547	$34,366
Expenses	$11,546	$11,537	$33,573	$31,361
Operating Income	$2,228	$1,269	$5,974	$3,005
Net Income	$1,403	$891	$4,190	$2,293
Earnings Per Share - Diluted	$0.17	$0.11	$0.51	$0.29

Condensed Balance Sheet Highlights (in thousands) (unaudited):

	As of March 31, 2011	As of June 30, 2010

Cash and Cash Equivalents	$30,101	$23,340
Working Capital	$24,632	$18,726
Stockholders’ Equity	$52,043	$46,700

About Mediware
Mediware delivers interoperable best-of-breed software systems that improve efficiencies and address safety concerns to enable healthcare organizations to improve care processes while decreasing costs. Core Mediware solutions include blood management technologies for hospitals and blood centers; medication management solutions for hospitals, behavioral health facilities, infusion and specialty pharmacy providers; and business intelligence-based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market. For more information about Mediware products and services, visit our website at www.mediware.com.

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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and  are intended to be covered by the safe harbor created thereby. Such forward-looking statements are not necessarily based on historical facts and involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward looking statements. These risk and uncertainties include but are not limited to those disclosed in the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not intend to, and undertakes no obligation to, update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time. The Company regularly posts important information to the investor relations section of its website.